Exhibit 3.1

Agreed Form

Sixth Amended and Restated Certificate of Incorporation

of

Bally’s Corporation

ARTICLE I

Section 1.01 The name of the Corporation is Bally’s Corporation (the “Corporation”).

Section 1.02 The Corporation is to have perpetual existence.

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the County of New Castle. The name of its registered agent in the State of Delaware is The Corporation Trust Company, the address of which is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

ARTICLE IV

Section 4.01 Authorized Stock. The Corporation is authorized to issue two classes of registered capital stock, designated common stock and preferred stock. The aggregate number of registered shares that the Corporation is authorized to issue is 110,000,000, consisting of 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.02 Purchase of Shares by the Corporation. The Corporation may purchase any shares of outstanding capital stock of the Corporation or the right to purchase any such shares of capital stock from any holder thereof on terms and conditions established by the Board of Directors (the “Board”) or a duly authorized committee thereof.

Section 4.03 Common Stock. The Board may designate one or more classes of Common Stock, having such rights, preferences, and privileges as the Board may determine, subject to the rights of the holders of any series of Preferred Stock. The number of authorized shares of the Common Stock may be increased or decreased (but the number of authorized shares of Common Stock may not be decreased below (i) the number of shares thereof then outstanding plus (ii) the number of shares of Common Stock issuable upon exercise of any outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock) by the affirmative vote of the holders of a majority in voting power of the Common Stock.

(A) Voting Rights.

(1) Except as otherwise provided herein, and subject to the rights of the holders of any series of Preferred Stock, each holder of Common Stock, as such, shall be entitled to one (1) vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, whether voting separately as a class or otherwise.

(2) Except as otherwise required in this Amended and Restated Certificate or by applicable law, the holders of Common Stock shall vote together as a single class on all matters.

(3) No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.

(B) Dividends and Distributions. Subject to the rights of the holders of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(C) Options, Rights, or Warrants. The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Amended and Restated Certificate and as shall be approved by the Board.

Section 4.04 Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized, without any further vote or action by stockholders, to authorize the Corporation to designate and issue the Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative, participating, option or other rights, if any, and the qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limitation, the determination of any or all of the following:

(A) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(B) the voting powers, if any, and whether such voting powers are full or limited in such series;

(C) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(D) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;

(E) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(F) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Corporation, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;

(G) the right, if any, to subscribe for or to purchase any securities of the Corporation;

(H) the provisions, if any, of a sinking fund applicable to such series; and

(I) any other designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock.

Section 4.05 Board of Directors.

(A) The number of directors constituting the Board shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation, but in no case may the number of directors be less than one, and provided that, as long as the Board is divided into classes, the number of directors shall not be less than three.

(B) The Board shall be divided into three classes, with the term of office of one class expiring each year. The director(s) of Class I shall be elected to hold office for a term expiring at the first annual meeting of shareholders following the consummation of the Merger (as defined below), the director(s) of Class II shall be elected to hold office for a term expiring at the second annual meeting of shareholders following the consummation of the Merger, and the director(s) of Class III shall be elected to hold office for a term expiring at the third annual meeting of shareholders following the consummation of the Merger. Each class of directors whose term shall thereafter expire shall be elected to hold office for a three-year term.

Section 4.06 Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the rights of the holders of any series of Preferred Stock, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.07 Transfer of Financial Interests. The Corporation shall not permit any natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, governmental entity or other entity or organization (“Person”) to acquire a direct or indirect equity or economic interest in the Corporation, including but not limited to an interest as a shareholder of a corporation, partner (general or limited) of a partnership or member of a limited liability company or through the ownership of derivative interests in a Person (a “Financial Interest”) equal to or greater than 5% of the total of any class of Financial Interests unless such Person shall have first obtained a license from the Department of Business Regulation (“DBR”), an agency of the State of Rhode Island, and the Division of Lotteries of the Rhode Island Department of Revenue (the “Lottery”), and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in the Corporation in accordance with the rules and procedures set forth by DBR and the Lottery; provided, that “Financial Interest” shall not include (i) those securities or instruments excluded from the definition of “Financial Interest” in that certain Amended and Restated Regulatory Agreement, dated as of March 1, 2024, by and among DBR, the Lottery, the Corporation, Bally’s Management Group, LLC, UTGR, LLC, Twin-River Tiverton, LLC, and Bally’s RI iCasino, LLC (as amended, restated, modified or supplemented from time to time, the “Regulatory Agreement”), or (ii) those securities or instruments otherwise excluded from the definition of “Financial Interest” in any written agreement entered into the parties to the Regulatory Agreement from time to time, or any consent, waiver or authorization from DBR and the Lottery. Any transfer of Financial Interests in the Corporation that results in a Person acquiring 5% or greater of the total of any class of Financial Interests in the Corporation shall be null and void and shall not be recognized by the Corporation unless and until (A) such Person shall have received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest or (B) such Person has received a prior written notice from the applicable governmental authorities (including DBR and the Lottery) that such Person is not required to hold a license from DBR and the Lottery and/or be approved as suitable by DBR and the Lottery to hold such Financial Interest. Further, once a Person shall have obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold 5% or greater of the total of a class of Financial Interests in the Corporation (if required), the Corporation shall not permit any such Person to acquire Financial Interests in the Corporation equal to or in excess of twenty percent (20%) of the total of such class of Financial Interests in the Corporation (the “Control Threshold”) unless such Person shall have first obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in the Corporation equal to or in excess of the Control Threshold in accordance with the rules and procedures set forth by DBR in its sole discretion from time to time. Any transfer of Financial Interests in the Corporation that results in a Person acquiring a Financial Interest in the Corporation equal to or in excess of the Control Threshold shall be null and void and shall not be recognized by the Corporation unless and until such Person shall have received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery with respect to such Financial Interest.

Section 4.08 New Jersey Gaming and Regulatory Matters.

(A) Notwithstanding anything to the contrary contained herein, this Amended and Restated Certificate shall be deemed to include all provisions required by the New Jersey Casino Control Act, N.J.S.A. 5:12-1, et seq., as amended and as may hereafter be amended from time to time (the “New Jersey Act”), to be included in the corporate charter of the Corporation, and to the extent that anything contained herein is inconsistent with the New Jersey Act, the provisions of the New Jersey Act govern. All provisions of the New Jersey Act, to the extent required by law to be stated in a corporation’s corporate charter, are incorporated herein by reference.

(B) The corporate charter provisions in this Section 4.08 shall be generally subject to the provisions of the New Jersey Act and the rules and regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”) promulgated thereunder. Specifically, and in accordance with the provisions of Sections 82d(7) and (9) of the New Jersey Act, and without limiting any other provisions of this Amended and Restated Certificate or applicable law, securities of the Corporation are held subject to the condition that, if a holder thereof is found to be disqualified pursuant to the provisions of the New Jersey Act, such holder must dispose of the securities of the Corporation. In accordance with Section 105e of the New Jersey Act, and without limiting this Section 4.08, commencing on the date the New Jersey Commission serves notice upon the Corporation of a determination of disqualification of a holder of Securities of the Corporation, it shall be unlawful for the holder to (i) receive any dividends or interest upon the holder’s securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by the holder’s securities, or (iii) receive any remuneration in any form from the Corporation or any subsidiary of the Corporation for services rendered or otherwise.

Section 4.09 No Cumulative Voting. No stockholder of the Corporation shall be entitled to cumulate his or her voting power.

Section 4.10 Other Restrictions. The Bylaws of the Corporation may impose additional limitations or restrictions on ownership of Common Stock, Preferred Stock or Financial Interests to the extent that the Board approves, after consultation with counsel, as necessary or appropriate to assure compliance by the Corporation with any legal or regulatory requirement applicable to the Corporation or any of its subsidiaries or any license or other contract entered into by the Corporation or any of its subsidiaries with any Person not controlling, controlled by, or under common control with the Corporation. For purposes of this Section 4.10, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board, by affirmative vote of a majority of the whole Board, is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation. Except as otherwise provided in this Amended and Restated Certificate, the Bylaws may also be adopted, amended or repealed by the affirmative vote of a majority of the shares of the Corporation entitled to vote generally in elections of Directors that are present at a duly called annual or special meeting of stockholders at which a quorum is present. Notwithstanding the foregoing, (i) Sections 2.2, 2.7, 3.5, 3.8 and 7.12 of the Bylaws may not be repealed or amended in any respect unless such action is approved by the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors, (ii) the provisions set forth in Sections 2.6, 2.8 and 2.9 of the Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board and the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors, (iii) the provisions set forth in Section 4.05 of this Amended and Restated Certificate and Sections 3.2, 3.4, 3.6 and 3.7 of the Corporation’s Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board and the affirmative vote of at least 75% of all shares of the Corporation entitled to vote generally in elections of Directors, and (iv) the provisions set forth in Article X of this Amended and Restated Certificate may not be amended unless the action is approved by a majority of the Independent Directors (as defined below) then in office who qualify for service on the audit committee in accordance with clause (D) of Article X of this Amended and Restated Certificate.

ARTICLE VI

Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VII

The Corporation reserves the right to amend, add to or repeal any provision contained in this Amended and Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (A) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL or (D) for any transaction from which the Director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s Directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification. This Corporation is authorized to indemnify the Directors and officers of this Corporation, as well as employees and agents of the Corporation, to the fullest extent permissible under Delaware law.

ARTICLE IX

Section 9.01 Other Businesses. Subject to Section 9.02, each stockholder, each non-employee Director of the Corporation, and their respective affiliates, may engage in or possess an interest in any other business venture of any nature or description, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person. Subject to Section 9.02, the Corporation and its stockholders shall have no rights by virtue hereof in and to such other business ventures or the income or profits derived therefrom, and the pursuit of any such venture. Subject to Section 9.02, without limiting the generality of the foregoing, each such person may, to the fullest extent permitted by the DGCL, (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Corporation or any of its subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Corporation or any of its subsidiaries, (ii) do business with any potential or actual customer or supplier of the Corporation or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its subsidiaries.

Section 9.02 Business Opportunities. Neither any stockholder of the Corporation, any non- employee Director of the Corporation, nor any of their respective affiliates shall have any obligation to present any business opportunity to the Corporation or any of its subsidiaries, and the Corporation hereby renounces any interest or expectancy therein, even if the opportunity is one that the Corporation or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation, any subsidiary of it or any stockholder for breach of any fiduciary or other duty, as a stockholder of the Corporation, non-employee Director of the Corporation, or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its subsidiaries, provided, however, notwithstanding the foregoing, no employee of the Corporation or any of its subsidiaries may pursue or acquire such business opportunity. Nothing herein shall impede the Corporation’s ability to enter into contractual arrangements with any stockholder or any Director of the Corporation, which arrangements restrict such stockholder or Director from engaging in activities otherwise allowed by this Article IX.

ARTICLE X

Pursuant to an Agreement and Plan of Merger dated July 25, 2024 (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Corporation, wholly-owned subsidiaries thereof and affiliates of Standard General L.P. (“Standard General”), at the Company Effective Time (as defined in the Merger Agreement), a wholly-owned subsidiary of the Corporation merged with and into the Corporation, with the Corporation continuing as the surviving corporation in the merger (the “Merger”). From and after the consummation of the Merger until such time as (i) there are fewer than fifty (50) holders of record (such term to be defined and interpreted for this purpose in accordance with the definition of “held of record” set forth in Rule 12g5-1 promulgated by the United States Securities and Exchange Commission or any successor thereto (the “SEC”)) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of Common Stock, excluding for this purpose Standard General and its affiliates (the “SG Group”) and SBG Gaming LLC and its affiliates (the “SBG Group”) and (ii) the aggregate number of shares of Common Stock held by the stockholders of the Corporation (other than the SG Group and SBG Group) represents less than 5% of the total outstanding shares of Common Stock on a fully-diluted basis (other than dilution arising from unvested equity awards issued by the Corporation under any equity compensation plan):

(A) to the extent permitted by law, the Corporation shall maintain the registration of a class of its securities under Section 12 of the Exchange Act and its applicable reporting obligations under Section 13 or Section 15(d) of the Exchange Act;

(B) whether or not the Corporation is otherwise required to file periodic and current reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, the Corporation shall file with the SEC or make available on its website:

(1)	within ninety (90) days after the end of each fiscal year of the Corporation, an Annual Report on Form 10-K for such fiscal year containing substantially the same information that would be required to be included by the Corporation in an Annual Report on Form 10-K if the Corporation were a reporting company under the Exchange Act;

(2)	within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year of the Corporation, a Quarterly Report on Form 10-Q for such fiscal quarter containing substantially the same information that would be required to be included by the Corporation in a Quarterly Report on Form 10-Q if the Corporation were a reporting company under the Exchange Act; and

(3)	within five (5) business days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Corporation were a reporting company under the Exchange Act, Current Reports on Form 8-K containing substantially the same information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Corporation were a reporting company under the Exchange Act;

provided, however, that at any time that the Corporation is not required to file periodic and current reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, all such reports referenced in causes (1), (2) and (3): (a) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to the use of any non-GAAP financial measures contained therein); (b) will not be required to contain the separate financial information for any guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC; (c) will only be required to include limited executive compensation disclosure consisting of a summary compensation table with corresponding footnotes (including any equity awards), a description of employment agreements with officers and a description of any incentive plans and the terms of awards issued thereunder; and (d) will not be required to include exhibits that would otherwise be required to be filed pursuant to Item 601 of Regulation S-K, other than Items 6.01(b)(1)–(4) of Regulation S-K.

(C) a majority of the directors of the Board shall be “independent directors” (determined in accordance with Rules 303A.01 and 303A.02 of the NYSE Listed Company Manual (as amended, modified, supplemented or replaced from time to time)) (“Independent Directors”);

(D) the Board shall maintain an audit committee that satisfies the requirements of Rules 303A.06 and 303A.07 of the NYSE Listed Company Manual and Rule 10A-3 under the Exchange Act (in each case as amended, modified, supplemented or replaced from time to time);

(E) the Corporation shall adopt and maintain a related party transaction policy requiring that all related party transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC be approved by the audit committee or another committee of the Board comprised solely of directors who qualify for service on the audit committee in accordance with the immediately preceding clause (D); and

(F) no member or group of members of the SG Group shall be permitted to sell, transfer or otherwise dispose of shares of Common Stock representing 50% or more of the aggregate number of shares of Common Stock held by the SG Group as of immediately following the Merger, to one or more purchasers in one or a series of related transactions, other than to other members of the SG Group (such transaction or transactions, a “Tag-Along Sale”), without first providing the other holders of Common Stock with tag-along rights pursuant to the following provisions:

(1) In the event one or more members of the SG Group (collectively, the “Initiating Holder”) proposes to engage in a Tag-Along Sale, the Initiating Holder shall give at least fifteen (15) business days’ prior written notice (the “Tag-Along Notice”) to the Corporation and each holder of Common Stock that is not a member of the SG Group (each holder, a “Tag- Along Holder”);

(2) The Tag-Along Notice shall set forth in reasonable detail (i) the proposed amount and form of consideration and the terms and conditions of payment, (ii) the identity and contact information of the proposed purchaser or purchasers (collectively, the “Tag-Along Purchaser”) and (iii) the number of shares of Common Stock proposed to be sold by the Initiating Holder;

(3) Each Tag-Along Holder shall have the right to transfer in the Tag-Along Sale up to a number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock held by such Tag-Along Holder by (ii) the quotient determined by dividing the number of shares of Common Stock to be sold by the Initiating Holder by the aggregate number of shares of Common Stock held by the Initiating Holder at such time, at the same price and on substantially the same other terms and conditions as the terms applicable to the Initiating Holder as described in the Tag-Along Notice;

(4) Each Tag-Along Holder shall have ten (10) business days following the receipt of the Tag-Along Notice (the “Tag-Along Option Period”) to deliver written notice to the Initiating Holder of its election to participate in the Tag-Along Sale and setting forth the number of shares of Common Stock such Tag-Along Holder elects to include in the Tag-Along Sale (each such electing Tag-Along Holder, an “Electing Tag-Along Holder” and such written notice, a “Tag- Along Election Notice”);

(5) Any Tag-Along Holder that does not deliver a Tag-Along Election Notice prior to the expiration of the Tag-Along Option Period shall be deemed to have waived such Tag- Along Holder’s rights to participate in the Tag-Along Sale; and

(6) Each Electing Tag-Along Holder shall promptly execute and deliver any agreements, instruments, written consents or other documents that are reasonably requested by the Initiating Holder or the Tag-Along Purchaser in connection with the consummation of the proposed Tag-Along Sale; provided that the aggregate amount of liability of any Tag-Along Holder in connection with the Tag-Along Sale shall not exceed the proceeds received by such Electing Tag- Along Holder in connection with such transfer; provided further, that each Electing Tag-Along Holder shall only be required to make or provide representations, warranties, covenants, indemnities and agreements pertaining specifically to itself and its ownership of the Common Stock; and provided further, that otherwise the terms and conditions, including any indemnification obligations, of such agreements shall be the same per share of Common Stock for each stockholder participating in the Tag-Along Sale.

The rights set forth in this Article X and any piggyback rights generally applicable to all stockholders of the Corporation other than the SG Group and SBG Group (regardless of whether such rights are also applicable to SG Group and SBG Group) in effect as of the date hereof may be waived at any time and from time to time by the affirmative determination of a majority of the Independent Directors then in office who qualify for service on the audit committee in accordance with clause (D) of this Article X; it being understood and agreed by all holders of Common Stock that such Independent Directors are in this context expected to represent the interests of the Company and the holders of Common Stock not affiliated with the SG Group or the SBG Group.

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